Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Carolyn Gay Vice President, Financial Accounting Officer Intermountain Community Bancorp (509)944-3888 carolyng@panhandlebank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB) ANNOUNCES CONTINUED EXPANSION AND EARNINGS
Net Income increases 18.8% over second quarter of prior year
Sandpoint, Idaho, July 25, 2007 – Intermountain Community Bancorp (OTCBB – IMCB.OB), the holding company for Panhandle State Bank, the largest locally owned state bank in Idaho, announced earnings for the second quarter of 2007 today. Net income totaled $2.2 million, up 18.8% over the $1.8 million reported for the second quarter of 2006. For the six months ended June 30, 2007, net income was $4.3 million, down slightly from the $4.4 million reported for the six months ended June 30, 2006. The slight decline in earnings over this period reflected an increase in the Company’s loan loss provision and the negative effects of an inverted yield curve on the Company’s net interest margin. Assets continued to grow at a strong pace, totaling a record $977.0 million at June 30, 2007, an increase of 24.5% over June 30, 2006. Loan balances increased by 21.3% and deposit balances increased by 14.6% over this same period. Earnings per fully diluted share for the second quarter of 2007 were $0.25 per share compared to $0.22 per share for the second quarter of 2006. Earnings per fully diluted share for the six months ended June 30, 2007 were $0.50 per share compared to $0.52 per share during the same period in 2006.
“The transitioning economy and larger size of the bank are presenting both new opportunities and challenges for IMCB,” noted Chief Executive Officer Curt Hecker. “After several years of very strong asset growth, we now face a slowing housing market, inverted yield curve and expanding regulatory compliance requirements. We view these conditions as an opportunity to sharpen our focus, strengthen our infrastructure, and improve our operations in preparation for the next five years. Our team is tackling these challenges with great enthusiasm, while continuing to emphasize one-to-one customer service and deep community commitment.”

Second Quarter 2007 Highlights
▪	Net income for the quarter ended June 30, 2007 was $2.2 million, an 18.8% increase over the second quarter of 2006

▪	Net interest income after loan loss provision for the six months ended June 30, 2007 was $20.3 million, an increase of 7.7% compared to the same period last year

▪	Total assets increased 24.5% to $977.0 million over the same period last year

▪	Net loans receivable increased $130.3 million, or 21.3%, compared to the same period last year

▪	Deposits increased $93.5 million, or 14.6%, for the first six months of 2007 over the same period in 2006

▪	Book value per share was $10.09, an increase of 14.9% compared to the quarter ended June 30, 2006

▪	Total equity increased 17.6% to $82.9 million compared to the same period in the prior year

▪	Intermountain distributed a 10% stock dividend effective May 15, 2007
Financial Summary:
Net income for the quarter ended June 30, 2007 totaled $2.2 million, an improvement of 18.8% over the second quarter of 2006. Net income for the six months ended June 30, 2007 totaled $4.3 million, a decrease of 2.8% from the same period in 2006. Annualized return on average assets for the three months ended June 30, 2007 declined slightly to 0.92% from 0.96% while annualized return on average equity increased slightly to 10.7%, compared to 10.6% for the same period one year ago. Annualized return on average assets for the six months ended June 30, 2007 decreased to 0.91% from 1.18% in 2006, while annualized return on average equity decreased to 10.7% compared to 13.1%, for the first six months of 2006. Over these periods of time, the Company has continued to expand its customer base and asset balances at a healthy pace, contributing to strong increases in both interest and non-interest income. However, these increases have been offset by increasing interest expenses as deposit pricing adjusted higher, an increase in the loan loss provision for 2007 due to growth in the loan portfolio and losses on two loan relationships, and increasing operating expenses related to continued growth and additional regulatory compliance requirements.
Net interest income before provision for loan losses rose to $11.5 million for the quarter ended June 30, 2007, an improvement of $1.2 million, or 12.0% over the second quarter of 2006. Net interest income before provision for loan losses rose to $22.3 million for the six months ended June 30, 2007, an increase of $2.8 million, or 14.3% over the same period one year ago. The Company continued to experience consistent growth in earning assets during this period, offset by the impacts of a decline in the net interest margin. IMCB’s net interest margin decreased 59 basis points to 5.32% for the quarter ended June 30, 2007 compared to 5.91% for the quarter ended June 30, 2006. IMCB’s net interest margin decreased 65 basis points to 5.25% for the six months ended June 30, 2007 compared to 5.90% for the six months ended June 30, 2006. The decrease in margin resulted from rates on earning assets repricing upwards slower than deposit rates. As market rates stabilized after the last Federal Funds rate change in June 2006, loan yields flattened, while deposit rates, which tend to lag loan yields in a changing rate environment, continued to increase. However, the net interest margin did show slight improvement as it increased 8 basis points to 5.32% in the second quarter of 2007 compared to 5.24% in the first quarter of 2007. The Company’s net interest margin performance continues to rank near the top of its peer group nationwide.

The provision for losses on loans increased to $1.2 million for the second quarter of 2007 compared to a provision of $0.8 million for the second quarter of 2006. The provision totaled $2.0 million for the first six months of 2007, compared to $0.7 million for the six months ended June 30, 2006. These increases are due to growth in the loan portfolio and charge-offs from two large credit relationships. Provision and charge-off activity in 2007 reflect a slowing economy and a return to a more normal historical credit environment than the unusually low numbers posted in the first half of 2006. The loan loss allowance to total loans ratio was 1.44% at June 30, 2007, compared to 1.47% at June 30, 2006. Management believes this level of loan loss allowance is adequate for the balance and the mix of the loan portfolio.
Other income for the second quarter increased $0.8 million, or 35.2%, over the second quarter of 2006. For the first six months, other income totaled $6.2 million in 2007, versus $4.8 million in 2006. The Company experienced growth in fees and service charges, BOLI income and other non-interest income during this six-month period, but the slowdown in the housing market negatively impacted mortgage fee income. Comparative results versus 2006 were impacted by a restructuring of the investment portfolio in the second quarter of 2006, which created a $983,000 pre-tax loss in the year-ago period. This restructuring improved both the long-term return of the investment portfolio and its risk characteristics.
Non-interest expense for the second quarter of 2007 totaled $10.0 million, an increase of $1.1 million, or 12.0% over second quarter 2006. Non-interest expense for the six months ended June 30, 2007 increased $3.0 million to $19.6 million, or 18.3%, compared to the six months ended June 30, 2006. Continued staffing and fixed asset increases to support both organic bank growth and increasing regulatory expectations were the primary contributors to the growth in non-interest expense. The rates of increase in operating expenses are slowing, however, as the Company is focusing more attention on improving efficiency.
Earnings per share for the quarter ended June 30, 2007 totaled $0.27, and, on a fully diluted basis, $0.25 per share. This compares to earnings per share of $0.23 and fully diluted earnings per share of $0.22 for the same period last year. Earnings per share for the six months ended June 30, 2007 totaled $0.52, and on a fully diluted basis, $0.50 per share, compared to $0.55 and fully diluted earnings per share of $0.52 for the same period last year. All prior period earnings per share amounts have been adjusted for the 10% stock dividend effective May 15, 2007.
As of June 30, 2007, assets totaled $977.0 million, an increase of $192.1 million, or 24.5%, over June 30, 2006 and an increase of $45.3 million, or 4.9%, over March 31, 2007. The improved asset growth in the second quarter of 2007 reflects stronger lending performance and seasonal increases in volumes in commercial, agricultural and real estate loan production. Total deposits grew $93.5 million, or 14.6%, over June 30, 2006 to a total of $734.4 million, and loans receivable increased $130.3 million, or 21.3%, over June 30, 2006. Total deposits grew $19.1 million, or 2.7%, over March 31, 2007, and loans receivable increased $56.0 million, or 8.2%, over March 31, 2007. Loans receivable totaled $741.0 million at June 30, 2007. Strong organic growth in the Company’s existing markets and contributions from the newly developing markets accounted for the growth in both loans and deposits in the second quarter of 2007 compared to the same period last year. Loan growth in the second quarter allowed the Company to convert lower-yielding assets into loans without placing undue pressure on the deposit portfolio. This, along with strong growth in repurchase agreements to municipal customers, allowed the Company to let some high-rate deposits run off.

The Company continues to benefit from strong asset quality, although the softening real estate market is presenting some additional risk. Total non-performing loans were $0.6 million or 0.08% of net loans as of June 30, 2007, compared to $1.2 million or 0.20% of net loans at June 30, 2006 and $1.8 million or 0.26% of net loans at March 31, 2007. Annualized net charge-offs to average net loans increased to 0.52% for the quarter ended June 30, 2007 compared to 0.02% for the quarter ended June 30, 2006, as the Company experienced charge-offs from two large credit relationships.
Total equity increased to $82.9 million, a 17.6% increase over June 30, 2006. The increase in equity resulted from the retention of net income and an increase in the market value of the available for sale investment portfolio. Book value per share at June 30, 2007 totaled $10.09 compared to $8.78 at June 30, 2006, a 14.9% increase.
“2007 performance reflects a slow-down in Company performance over the strong results of the prior few years,” states Hecker. “While many factors, both outside and inside the Company play into this, we believe that the changes we are making internally to infrastructure, process and technology will position us very well to operate in the changing banking environment. We will continue to focus on attracting and supporting the best employees in the market, and building highly personalized relationships with our customers and communities.”
Key Financial Results (dollars in thousands, except per share data):

Balance Sheet	June 30, 2007	June 30, 2006	Actual Change	% Change
Loans Receivable, net	$741,025	$610,690	$130,335	21.3%
Allowance for Loan Loss	10,802	9,124	1,678	18.4%
Goodwill, net	11,662	11,399	263	2.3%
Other Intangible Assets, net	801	965	(164)	(17.0)%
Total Assets	976,954	784,857	192,097	24.5%
Total Deposits	734,398	640,876	93,522	14.6%
Shareholder’s Equity	$82,938	$70,553	$12,385	17.6%
Book Value Per Share	$10.09	$8.78	$1.31	14.9%
Shares Outstanding at end of Period	8,217,636	8,034,897	182,739	2.3%

	Three Months Ended June 30,		Six Months Ended June 30,
Income Statement	2007	2006	2007	2006
Total Interest Income	$17,952	$13,913	$35,009	$26,541
Total Interest Expense	6,482	3,670	12,690	7,007
Provision for Losses on Loans	1,172	762	2,006	666
Net Interest Income After Provision	10,298	9,481	20,313	18,868
Total Other Income	3,197	2,364	6,238	4,805
Total Operating Expenses	9,957	8,889	19,635	16,594
Income Before Taxes	3,538	2,956	6,916	7,079
Income Tax Provision	1,354	1,117	2,639	2,678
Net Income	$2,184	$1,839	$4,277	$4,401
Basic Earnings Per Share	$0.27	$0.23	$0.52	$0.55
Diluted Earnings Per Share	$0.25	$0.22	$0.50	$0.52
Weighted Average Shares O/S Basic	8,194,522	8,023,276	8,178,025	7,997,847
Weighted Average Shares O/S Fully Diluted	8,605,032	8,448,791	8,610,927	8,433,640
Annualized Return on Assets	0.92%	0.96%	0.91%	1.18%
Annualized Return on Equity	10.7%	10.6%	10.7%	13.1%
Operating Efficiency Ratio	67.9%	70.5%	68.8%	68.2%
Net Interest Spread	5.24%	5.84%	5.17%	5.90%
Net Interest Margin	5.32%	5.91%	5.25%	5.90%

Company Activities:
Construction continues on the Company’s Financial and Technical Center in Sandpoint, Idaho. IMCB will occupy approximately one-half of the building as it relocates its Sandpoint branch and consolidates administrative offices in late 2007 and early 2008.
The Company is nearing completion of its new Spokane Valley branch. This building will house a full service branch, a home loan center and administrative offices. This will replace the existing Spokane Valley Branch and is scheduled to be completed near the end of August 2007.
About Intermountain Community Bancorp:
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.